Exhibit (h)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into as of [ ], 2026, by and between Advisor Linx Private Strategies Fund, a Delaware statutory trust (the “Client” or the “Fund”) and Distribution Services, LLC, a Wisconsin limited liability company (the “Distributor”).

WHEREAS, the Client is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company, and is authorized to issue shares of beneficial interest (“Shares”);

WHEREAS, the Client desires to retain the Distributor as its principal underwriter in connection with the offering of the Shares;

WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, this Agreement has been approved by a vote of the Client’s board of trustees (the “Board”) and its disinterested trustees in conformity with Section 15(c) of the 1940 Act; and

WHEREAS, the Distributor is willing to act as principal underwriter for the Client subject to the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the parties agree as follows:

1.             Appointment of Distributor. The Client hereby appoints the Distributor as its principal underwriter for the distribution of Shares of the Fund, on the terms and conditions set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.              Services and Duties of the Distributor.

A.            The Distributor agrees to act as the principal underwriter of the Client for the distribution of the Shares, upon the terms described in the Prospectus. As used in this Agreement, the term “Prospectus” shall mean the then-current prospectus, including the statement of additional information, as both may be amended or supplemented, and included in the currently effective registration statement or post-effective amendment thereto (the “Registration Statement”) of the Client under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act.

B.             During the continuous public offering of Shares, the Distributor shall distribute the Shares on a best efforts basis, meaning that the Distributor shall not be obligated to sell any certain number of Shares. All orders for Shares shall be made through financial intermediaries or submitted directly to the Fund or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The Client or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment, will issue the appropriate number of Shares in uncertificated form.

C.            The Distributor shall maintain membership with the National Securities Clearing Corporation (“NSCC”), Depository Trust and Clearing Corporation (“DTCC”) and any other similar successor organizations to sponsor a participant number for the Fund so as to enable the Shares to be traded through NSCC’s Fund/SERV System (“FundSERV”) or DTCC’s Alternative Investment Product Services (“AIP”), as applicable. The Client acknowledges and agrees that the Distributor shall not be responsible for any operational matters associated with the FundSERV or Networking services within your NSCC account, including but not limited to taking orders from financial intermediaries. In addition, if AIP is applicable, the Distributor will serve as Non-Settling AIP sponsor and shall not be responsible for any operational matters associated with trades or subscription to AIP services of DTCC transactions.

D.            The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Fund other than as contained in the Prospectus and any Client marketing materials (“Marketing Materials”) specifically approved by the Client or the investment adviser to the Fund.

E.             The Distributor agrees to review all proposed Marketing Materials provided by the Client for compliance with applicable Securities and Exchange Commission (“SEC”) and FINRA advertising rules and regulations, and shall file with FINRA those Marketing Materials it believes are in compliance with such applicable laws and regulations. The Distributor agrees to furnish to the Client any comments provided by regulators with respect to such Marketing Materials.

F.             At the request of the Client, the Distributor shall enter into the Standard Dealer Agreement (as defined below), and may, in its discretion, enter into non-standard dealer agreements with financial intermediaries as the Client may select, in order that such financial intermediaries may sell Shares of the Fund. The Fund’s form of dealer agreement and/or selling agreement shall be in a form similar to that attached at Exhibit B (“Standard Dealer Agreement”). Client shall ensure that the Fund’s Standard Dealer Agreement is approved by the Board.

G.             The Client acknowledges and agrees that the Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties, unless (i) the Distributor has received an authorized corresponding payment from the Fund’s distribution and/or servicing plan adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”) and (ii) such Plan been approved by the Board.

H.            The Distributor shall prepare reports for the Board regarding its activities under this Agreement as from time to time shall be reasonably requested by the Board.

I.             The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1(d) under the 1940 Act. The Distributor agrees that all records which it maintains pursuant to the 1940 Act for the Client shall at all times remain the property of the Client, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request; provided, however, that Distributor may retain all such records required to be maintained by Distributor pursuant to applicable FINRA or SEC rules and regulations.

J.             The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Board or the Client’s Chief Compliance Officer.

K.            The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

L.             Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered.

M.            To the extent permitted by law, the Distributor shall promptly notify the Client of the commencement of any material litigation or proceedings against the Distributor or any of its managers, officers or directors in connection with the issue and sale of any of the Shares.

N.            The Distributor undertakes to perform such duties and only such duties as are expressly set forth herein, or expressly incorporated herein by reference, and no implied covenants or obligations shall be read into this Agreement against the Distributor.

3.             Duties of the Client.

A.            The Client agrees to repurchase Shares tendered by shareholders of the Fund in accordance with the Client’s obligations in the Prospectus and the Registration Statement. The Client reserves the right to suspend such repurchase right upon written notice to the Distributor.

B.            The Client shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Client authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C.            The Client agrees to advise the Distributor promptly in writing:

(i)	of any material action, correspondence, or other communication by the SEC or its staff relating to the Fund, including requests by the SEC for amendments to the Registration Statement or Prospectus;

(ii)	in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)	of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements therein not misleading;

(iv)	in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares at any time as permitted by the 1940 Act or the rules of the SEC;

(v)	of the commencement of any material litigation or proceedings against the Client or any of its officers or directors in connection with the issue and sale of any of the Shares; and

(vi)	if the Fund will not meet the requirements of the Corporate Financing Rule exemption in FINRA Rule 5110(h)(2)(L).

D.            The Client shall inform the Distributor of any such states in which the Client has filed notice filings for Shares for sale under the securities laws thereof and shall promptly notify the Distributor of any change in this information. The Distributor shall not be liable for damages resulting from the sale of Shares in unauthorized states where the Distributor had no information from the Client that such sale or sales were unauthorized at the time of such sale or sales.

E.             The Client agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F.             The Client shall reasonably cooperate in the efforts of the Distributor to distribute the Shares. In addition, the Client shall keep the Distributor reasonably informed of its affairs related to the activities contemplated by this Agreement. The Client will provide to the Distributor such number of copies as Distributor may reasonably request of (i) its then currently effective Prospectus and Statement of Additional Information, (ii) copies of semi-annual reports and annual audited reports of the Client’s books and accounts made by independent public accountants regularly retained by the Client, and (iii) such other information or material for use in connection with the distribution of Shares. The Client shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor within one business day of any such filings. The Client represents that it will not use or authorize the use of any Marketing Materials unless and until such Marketing Materials have been approved and authorized for use by the Distributor.

G.            The Client shall provide and cause each other agent or service provider to the Client, including the Client’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Agreement.

H.            The Client shall not file any amendment to the Registration Statement or Prospectus that materially amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Client’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Client may deem advisable, such right being in all respects absolute and unconditional.

I.              If the Client is a direct participation program as defined by FINRA Rule 2310, the Client will not take any action that would cause the Distributor to be in violation of FINRA Rule 2310, including ensuring that the Registration Statement meets the requirements of the Rule, certain valuation information will be disclosed in shareholder reports as required by the Rule and ensuring that the non-cash compensation requirements of the Rule and Regulation Best Interest are followed.

4.              Representations and Warranties of the Client.

A.            The Client hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	it is duly organized and existing and in good standing under the laws of its jurisdiction of incorporation/organization and is registered as a closed-end management investment company under the 1940 Act;

(ii)	the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action;

(iii)	it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws/operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(iv)	the Prospectus is effective, no stop order of the SEC or any other federal, state or foreign regulatory authority, with respect thereto has been issued, no proceedings for such purpose have been instituted, or to its knowledge are being contemplated;

(v)	the Shares are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable;

(vi)	all necessary approvals, authorizations, consents or orders of or filings with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency have been or will be obtained by the Fund in connection with the issuance and sale of the Shares, including registration of the Shares under the 1933 Act, the filing with FINRA’s corporate financing department through its Public Offering System or ongoing compliance with an exemption from filing, and any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered;

(vii)	the Registration Statement, the Prospectus included therein and all Marketing Materials have been prepared by or at the direction of the Client and have been approved by the Client and shall be prepared, in all material respects, in conformity with all applicable law, including without limitation, the 1933 Act, the 1940 Act and the rules and regulations of the SEC and the applicable requirements of FINRA (the “Rules and Regulations”);

(viii)	all statements of fact contained in the Registration Statement, the Prospectus included therein and any Marketing Materials, are or will be true and correct in all material respects at the time indicated or the effective date, as the case may be, and none of the Registration Statement, the Prospectus included therein and any Marketing Materials shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to the Distributor pursuant to this Agreement shall be true and correct in all material respects; and

(ix)	it owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Client’s business and for the offer, issuance, distribution and sale of the Shares in accordance with the terms of the Prospectus and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

5.              Representations and Warranties of the Distributor.

A.            The Distributor hereby represents and warrants to the Client, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(i)	it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)	the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action;

(iii)	it is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(iv)	it is registered as a broker-dealer under the 1934 Act and is a member in good standing of FINRA.

B.             In connection with all matters relating to this Agreement, the Distributor will comply with the applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, the regulations of FINRA and all other applicable federal or state laws and regulations to the extent such laws, rules, and regulations relate to Distributor’s role as the principal underwriter of the Fund.

C.            The Distributor shall promptly notify the Fund of the commencement of any litigation or proceedings against the Distributor or any of its managers, officers or directors in connection with the issue and sale of any of the Shares.

6.              Compensation.

A.            In consideration of the Distributor’s services in connection with the distribution of Shares, the Distributor shall receive the compensation set forth in Exhibit A.

B.            Except as specified in Section 6A, the Distributor shall be entitled to no compensation or reimbursement of expenses from the Client for the services provided by the Distributor pursuant to this Agreement. The Distributor may receive compensation from the Fund’s investment adviser related to its services hereunder or for additional services pursuant to an agreement between the investment adviser and the Distributor.

7.              Expenses.

A.            The Client shall bear all costs and expenses related to the Fund, including, but not limited, to those in connection with registration of the Shares with the SEC, FINRA and the applicable jurisdictions, the costs and expenses of the preparation, filing, printing and mailing of Registration Statements and Prospectuses and amendments thereto, as well as related Marketing Materials and all other communications with shareholders of the Fund, as well as all costs and expenses in connection with the offering of the Shares.

B.             For the services provided hereunder, the Distributor shall only bear the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws (subject to Distributor approved states and territories) and the expenses of continuing such registration or qualification.  The Distributor does not assume responsibility for any expenses not expressly assumed hereunder.

8.              Limitation of Liability

A.            The Distributor shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by the Distributor in writing.

B.            The Distributor shall not be liable for any action taken or failure to act in good faith or reasonable reliance upon:

i.	the advice of the Client, or counsel to the Client;

ii.	any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction (the Distributor shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction);

iii.	any written instruction or certified copy of any resolution of the Board, and the Distributor may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by the Distributor to have been validly executed; or

iv.	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by the Distributor to be genuine and to have been signed or presented by the Client or other proper party or parties; and the Distributor shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which the Distributor reasonably believes in good faith to be genuine.

9.              Indemnification.

A.            The Client shall indemnify and hold the Distributor, its affiliates and each of their respective members, managers, directors, officers, employees, agents and any person who controls or previously controlled the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnitees”), free and harmless from and against any and all losses, claims, demands, liabilities, damages and expenses (including the reasonable costs of investigating or defending any alleged losses, claims, demands, liabilities, damages or expenses and reasonable and documented counsel fees incurred in connection therewith) (collectively, “Losses”) that any Distributor Indemnitee may incur, arising out of or relating to (i) the Distributor serving as distributor of the Fund pursuant to this Agreement; (ii) the Client’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (iii) the Client’s failure to comply in all material respects with any applicable securities laws or regulations; or (iv) any claim that the Registration Statement, Prospectus, shareholder reports, Marketing Materials or other information filed or made public by the Client (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, the 1940 Act, the 1934 Act or any other statute or the common law, or violated any rule of FINRA or of the SEC or any other jurisdiction wherein Shares of the Fund are sold; provided, however, that the Client’s obligation to indemnify any of the Distributor Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, shareholder reports, Marketing Materials or other information filed or made public by the Client (as from time to time amended) in reasonable reliance upon and in strict conformity with information about the Distributor, furnished to the Client or its counsel by the Distributor in writing and intended specifically for use in such Registration Statement, Prospectus, shareholder reports, Marketing Materials or other information filed or made public by the Client (as from time to time amended). In no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Client or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

B.            The Distributor shall indemnify, defend and hold the Client, its affiliates, and each of their respective directors, officers, employees, representatives, and any person who controls or previously controlled the Client within the meaning of Section 15 of the 1933 Act (collectively, the “Client Indemnitees”), free and harmless from and against any and all Losses that any Client Indemnitee may incur, arising out of or based upon (i) the Distributor’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; (ii) the Distributor’s failure to comply in all material respects with any applicable securities laws or regulations; or (iii) any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, Prospectus, shareholder reports, Marketing Materials or other information filed or made public by the Client (as from time to time amended) in strict conformity with information about the Distributor, furnished to the Client or its counsel by the Distributor in writing and intended specifically for use in such Registration Statement, Prospectus, shareholder reports, Marketing Materials or other information filed or made public by the Client (as from time to time amended). In no event shall anything contained herein be so construed as to protect the Client against any liability to the Distributor to which the Client would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or by reason of its reckless disregard of its obligations under this Agreement.

C.             In no case is the indemnifying party to be liable under this Section with respect to any claim made against any indemnified party unless the indemnified party notifies the indemnifying party in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the indemnified party (or after the indemnified party shall have received notice of service on any designated agent).

D.            Failure by the indemnified party to notify the indemnifying party of any claim shall not relieve the indemnifying party from any liability that it may have to the indemnified party against whom such action is brought, on account of this Section, unless failure or delay to so notify the indemnifying party prejudices the indemnifying party’s ability to defend against such claim. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the indemnifying party elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by them. If the indemnifying party does not elect to assume the defense of any suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by them.

E.             No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 9(A) or 9(B) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

F.             The Client shall advance attorney’s fees and other expenses incurred by a Distributor Indemnitee in defending any claim, demand, action or suit which is the subject of a claim for indemnification pursuant to this Agreement to the maximum extent permissible under applicable law.

G.             No person shall be obligated to provide indemnification under this Section 9 if such indemnification would be impermissible under the 1940 Act, the 1933 Act, the 1934 Act or the rules of the FINRA; provided, however, in such event indemnification shall be provided under this Section 9 to the maximum extent so permissible.

10.            Dealer Agreement Indemnification.

A.            The Client acknowledges and agrees that the Distributor may enter into, assume, or become a party to certain dealer, selling and/or similar agreements (“Non-Standard Dealer Agreements”) that contain certain representations, duties, obligations, undertakings and indemnification that are not included in the Standard Dealer Agreement, or lack certain representations, duties, and indemnification included in the Standard Dealer Agreement ( “Non-Standard Obligations”). The Client agrees to perform, or cause to perform, all such Non-Standard Obligations under any Non-Standard Dealer Agreement. For the avoidance of doubt, any dealer or selling agreement that materially deviates from the Standard Dealer Agreement shall be considered a “Non-Standard Dealer Agreement.”

B.            To the extent that the Distributor, after the review and approval by the Client, enters into any Non-Standard Dealer Agreement, the Client shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) any failure to perform any Non-Standard Obligations under any Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; (c) any indemnification provided by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification that the Distributor provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitee against any liability to the Client or its shareholders to which such Distributor Indemnitee would otherwise be subject by reason of its willful misfeasance, bad faith, or gross negligence in the performance or reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement to the extent that such duties and obligations are the responsibility of the Distributor in the Standard Dealer Agreement.

11.            Force Majeure. Neither party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of nature (including fire, flood, earthquake, storm, hurricane or other natural disaster); action or inaction of civil or military authority; acts of foreign enemies; war; terrorism; riot; insurrection; sabotage; epidemics; labor disputes; civil commotion; or interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

12.            Duration and Termination.

A.            This Agreement shall become effective as of the date hereof. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date hereof. Thereafter, if not terminated, this Agreement shall continue automatically in effect for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Fund’s Board or (ii) the vote of a majority of the outstanding voting securities of the Fund, in accordance with Section 15 of the 1940 Act.

B.            Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty (i) through a failure to renew this Agreement at the end of a term or (ii) upon mutual consent of the parties. Further, this Agreement may be terminated upon no less than 60 days’ written notice, by either the Client through a vote of a majority of the members of the Board who are not interested persons, as that term is defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Agreement or by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor.

C.            This Agreement will automatically terminate in the event of its “assignment” as such term is defined in the 1940 Act and the rules thereunder.

13.            Anti-Money Laundering Compliance. The Distributor and the Client each individually represent that its anti-money laundering program (“AML Program”), at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, and (vi) allows for appropriate regulators to examine its anti-money laundering books and records. Notwithstanding the foregoing, the Client acknowledges that the Authorized Participants are not “customers” for the purposes of 31 CFR Chapter X.

14.            Privacy. The Distributor and the Client each individually represent and warrant that: (i) it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable law, rule and regulation and (ii) it will comply with Regulation S-P as applicable. Each party shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Fund.

15.            Confidentiality. During the term of this Agreement, the Distributor and the Client may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to one of the parties that is of value to such party and the disclosure of which could result in a competitive or other disadvantage to such party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, products, procedures, customer lists, business plans. Confidential Information does not include: (i) information that was known to the receiving party before receipt thereof from or on behalf of the disclosing party; (ii) information that is disclosed to the receiving party by a third person who has a right to make such disclosure without any obligation of confidentiality to the party seeking to enforce its rights under this Section; (iii) information that becomes publicly known through lawful means; or (iv) information that is independently developed by the receiving party or its employees or affiliates without reference to the disclosing party’s information.

Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, will maintain commercially reasonable information security policies and procedures for protecting Confidential Information and will not use the other party’s Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency (an “Agency”); (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; or (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable and unless otherwise prohibited by law and will cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure. The parties agree that the procedures and restrictions set forth herein shall not apply to disclosures of Confidential Information to Distributor’s applicable regulatory authorities in connection with routine regulatory examinations or requests for information with respect to which Distributor shall be permitted to disclose such Confidential Information necessary to respond to such examinations or requests. The Distributor will advise such regulatory authorities of the confidential nature of such information.

16.            Use of Names; Publicity. Each party shall not use the other party’s name in any offering material, shareholder report, Marketing Material or other material in a manner not approved by the other party in writing prior to such use, such approval not to be unreasonably withheld. Each party consents to all uses of its name as required by the SEC, any state securities commission, or any federal or state regulatory authority. Neither party will disclose any of the economic terms of this Agreement, except as may be required by law.

17.            Notices. Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by email, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To Distributor:	(ii) If to the Client:
Distribution Services, LLC Attn: Legal Department 190 Middle Street, Suite 301 Portland, ME 04101 Email: legal@Foreside.com With a copy to: dealerservices@acaglobal.com	Advisor Linx Private Strategies Fund Attn: Fund Administration c/o UMB Fund Services, Inc. 235 West Galena Street Milwaukee, WI 53212 Email: UMBFS-RegCoordinationTeam@umb.com

18.            Modifications. No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by both parties. Any amendment will be approved by the Board in accordance with the requirements of the 1940 Act, as such requirements may be modified by rule, regulation, order or guidance of the SEC or its staff.

19.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to the choice of laws provisions thereof.

20.            Survival. The provisions of Sections 7, 8, 9, 10, 13, 15, 16 and 19 of this Agreement shall survive any termination of this Agreement.

21.            Insurance. The Distributor, at its own expense, shall maintain insurance coverage in full force and effect, in an amount necessary and appropriate with respect to its business.

22.            Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior communications, understandings and agreements relating to the subject matter hereof, whether oral or written.

23.           Exclusivity. Nothing herein contained shall prevent the Distributor from entering into similar distribution arrangements or from providing the services contemplated hereunder to other investment companies or investment vehicles.

24.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronically transmitted signatures shall be deemed to be originals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

Distribution Services, LLC		Advisor Linx Private Strategies Fund

By:		By:
Name:	Teresa Cowan	Name:
Title:	President	Title:
Date:		Date:

EXHIBIT A

Compensation

A-1